Exhibit 99.1
Healthcare Services Group
Reports Third Quarter Results

Delivers Strong Results
Raises 2027 Growth Expectations

•Revenue of $479.6 million
•Net income and diluted EPS of $24.9 million and $0.36
•Cash flow from operations of $30.2 million; cash flow from operations, excluding the change in payroll accrual, of $20.7 million
•Expands footprint in senior living and hospitality markets through the acquisition of NEXDINE Hospitality
•Raises 2027 revenue growth outlook from mid single-digits to low double-digits

BENSALEM, PA--(BUSINESS WIRE)-- Healthcare Services Group, Inc. (NASDAQ: HCSG) today reported results for the three months ended September 30, 2026.

Ted Wahl, Chief Executive Officer, stated, “Our strong third quarter results reflect the underlying strength of our business fundamentals and disciplined operational execution. The organic growth inflection we planned for, and are now delivering, sets the stage for fourth quarter revenue in the range of $535 to $545 million and low double-digit top-line growth in 2027.”

Mr. Wahl continued, “Our acquisition of NEXDINE Hospitality in early October represents a significant milestone, deepening our health and hospitality services capabilities and unlocking new growth pathways in senior living and hospitality-driven markets. We are excited to partner with the NEXDINE team in their next phase of growth and innovation.”

Mr. Wahl concluded, “Looking ahead, the strong demand for our services, our expanded operational expertise, and extraordinary team members give us great confidence in our growth trajectory across healthcare, senior living, and campus environments. With the industry at the beginning of a multi-decade demographic tailwind, our unified health and hospitality services platform strategically positions us to fulfill our Vision and drive sustained long-term value creation for our shareholders.”

Third Quarter Results
•Revenue was reported at $479.6 million.
◦Segment revenues and margins for Environmental and Dietary Services were reported at $217.2 million and 13.3% and $262.4 million and 8.7%, respectively.
•Cost of services was reported at $399.2 million or 83.2%.
◦The Company’s goal is to manage cost of services in the 86% range.
•SG&A was reported at $48.5 million. After adjusting for the $0.6 million decrease in deferred compensation, SG&A was $49.1 million or 10.2%.
◦The Company’s goal is to manage SG&A in the 9.5% to 10.5% range, with the longer-term goal of managing those costs into the 8.5% to 9.5% range.
•Effective tax rate was reported at 26.2%.
◦The Company expects its full-year effective tax rate to be approximately 25.0%.
•Net income and diluted EPS were reported at $24.9 million and $0.36, respectively.

Balance Sheet and Liquidity
The Company’s primary sources of liquidity remain cash flow from operating activities, cash and cash equivalents, and its revolving credit facility. Cash flow from operations was reported at $30.2 million.

Exhibit 99.1
After adjusting for the $9.5 million increase in the payroll accrual, cash flow from operations was $20.7 million. As of the end of the third quarter, the Company had cash and marketable securities of $204.3 million and an unutilized $300.0 million credit facility.

NEXDINE Hospitality Acquisition
On October 6, 2026, the Company completed the acquisition of NEXDINE Hospitality for an upfront purchase price of $93.5 million, funded with cash on hand. NEXDINE will continue to operate as a wholly-owned subsidiary of HCSG, retaining its brand identity and leadership team, and is expected to contribute over $150 million in annual revenue at comparable margins to the Company’s while being immediately accretive to earnings.

Genesis Bankruptcy Update
As a result of recent key developments in the Genesis Bankruptcy case, including the court approved sale of Genesis to 101 W. State Street on October 14, 2026, the Company recorded an estimated recovery of $6.1 million. There remains a substantially higher potential upper-range recovery, subject to certain variables and contingencies. The resolution of such variables and contingencies are not known and cannot be reasonably estimated at this time.

Share Repurchases
Under its February 2026 plan to repurchase $75.0 million of common stock through January 2027, the Company repurchased $11.7 million of common stock during the third quarter. Year to date, the Company has repurchased $56.6 million of common stock and has 7.7 million shares remaining under its authorization.

Conference Call and Upcoming Events
The Company will host a conference call on Wednesday, October 21, 2026, at 8:30 a.m. Eastern Time to discuss its results for the three months ended September 30, 2026. The call may be accessed via phone at (833) 461-5787, Conference ID: 231251110. The call will be simultaneously webcast under the "Events & Presentations" section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will be available on the website for one year following the date of the earnings call.

The Company will be attending and presenting at the UBS Global Healthcare Conference on November 9 in Palm Beach Gardens, FL. The Company will also be attending and presenting at the Stephens Annual Investment Conference on November 18 in Nashville, TN. Additionally, the Company will be attending and presenting at the 9th Annual Evercore Healthcare Conference on December 1 in Coral Gables, FL.

About Healthcare Services Group, Inc.
Healthcare Services Group, Inc. (NASDAQ: HCSG) is a premier health and hospitality services platform offering comprehensive solutions across healthcare, senior living, and campus environments. With 50 years of experience, HCSG and its family of brands deliver operational excellence, an enhanced customer experience, and specialized environmental and culinary expertise for its client-partners nationwide.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “estimates,” “will,” “goal,” “intend” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services primarily to the healthcare industry and primarily providers of long-term care; credit and collection risks associated with the healthcare industry; the impact of bank failures; our claims experience related to workers’ compensation, general liability and other insurance programs; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; the impacts of past or future cyber attacks or breaches; global events including ongoing international conflicts and increased energy prices; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2025 under “Government Regulation of Customers,” “Service Agreements and Collections,” and “Competition” and under Item 1A. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from customers and/or customers undergoing restructurings, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results have been in the past and could in the future be adversely affected by continued inflation particularly if increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) cannot be passed on to our customers.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new customers, retain and provide new services to existing customers, achieve modest price increases on current service agreements with existing customers and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies. There can be no assurance that we will be successful in that regard.

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement HCSG’s consolidated financial information, which are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company believes that certain non-GAAP financial measures are useful in evaluating operating performance and comparing such performance to other companies.

The Company presents cash flow from operations (excluding the change in payroll accrual), earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA excluding items impacting comparability (“Adjusted EBITDA”). We cannot provide a reconciliation of forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with GAAP.

Company Contacts:

Theodore Wahl
President and Chief Executive Officer

Vikas Singh
Executive Vice President and Chief Financial Officer

Matthew J. McKee
Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue	$479,604	$464,338	$1,413,178	$1,370,491
Operating costs and expenses:
Cost of services	399,215	367,933	1,182,161	1,203,157
Selling, general and administrative	48,452	50,541	143,034	144,670
Income from operations	31,937	45,864	87,983	22,664
Other income, net	1,791	11,444	11,289	16,650
Income before income taxes	33,728	57,308	99,272	39,314
Income tax provision	8,851	14,355	25,639	11,499
Net income	$24,877	$42,953	$73,633	$27,815

Net income per common share
Basic	$0.37	$0.59	$1.07	$0.38
Diluted	$0.36	$0.59	$1.05	$0.38
Weighted-average common shares outstanding
Basic	68,005	72,237	68,873	73,019
Diluted	69,379	72,966	70,110	73,505

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30, 2026	December 31, 2025
Cash and cash equivalents	$134,598	$125,189
Restricted cash equivalents	115	5,577
Marketable securities, at fair value	34,223	42,774
Restricted marketable securities, at fair value	35,367	30,352
Accounts receivable, net	309,595	281,303
Notes receivable — short-term, net	24,504	31,243
Other current assets	44,359	59,977
Total current assets	582,761	576,415

Property and equipment, net	30,777	27,586
Notes receivable — long-term, net	42,350	25,209
Goodwill	90,456	79,797
Other intangible assets, net	16,860	6,964
Deferred compensation funding	59,018	55,909
Other assets	28,176	22,373
Total assets	$850,398	$794,253

Accrued insurance claims — current	$21,353	$24,371
Other current liabilities	185,069	146,004
Total current liabilities	206,422	170,375

Accrued insurance claims — long-term	41,156	46,142
Deferred compensation liability — long-term	59,122	56,276
Lease liability — long-term	11,433	9,659
Other long-term liabilities	814	1,591

Stockholders' equity	531,451	510,210
Total liabilities and stockholders' equity	$850,398	$794,253

HEALTHCARE SERVICES GROUP, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(in thousands)
GAAP net income	$24,877	$42,953	$73,633	$27,815
Income tax provision	8,851	14,355	25,639	11,499
Interest, net	(2,166)	(7,546)	(6,179)	(11,731)
Depreciation & amortization[1]	4,056	4,029	11,382	12,908
EBITDA	$35,618	$53,791	$104,475	$40,491
Share-based compensation	2,942	2,602	8,527	8,881
Adjusted EBITDA	$38,560	$56,393	$113,002	$49,372
Adjusted EBITDA as a percentage of revenue	8.0%	12.1%	8.0%	3.6%

1.Includes right-of-use asset depreciation of $1.9 million and $5.2 million for the three and nine months ended September 30, 2026, respectively, and $2.1 million and $6.3 million for the three and nine months ended September 30, 2025, respectively.

Reconciliation of GAAP cash from operations to cash flow from operations (excluding the change in payroll accrual)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(in thousands)
GAAP cash from operations	$30,170	$71,293	$95,770	$127,581
Change in accrued payroll(1)	(9,491)	15,799	(23,786)	134
Cash flow from operations (excluding the change in payroll accrual)	$20,679	$87,092	$71,984	$127,715

1.The accrued payroll adjustment reflects changes in accrued payroll for the three and nine months ended September 30, 2026 and 2025.The Company processes payroll on set weekly and bi-weekly schedules, and the timing of payments may result in operating cash flow increases or decreases which are not indicative of the Company’s quarterly cash flow performance.